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                                                                     Exhibit 3.2



                            ARTICLES OF AMENDMENT OF
                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                     OF GENERAL MARITIME SHIP HOLDINGS LTD.

                             UNDER SECTION 90 OF THE
                            BUSINESS CORPORATIONS ACT

      I, Peter C. Georgiopoulos, Chairman and Chief Executive Officer of General Maritime Ship Holdings Ltd., a corporation incorporated under the laws of the Republic of the Marshall Islands, for the purpose of amending the Amended and Restated Articles of Incorporation of said Corporation hereby certify:

      1. The name of the Corporation is General Maritime Ship Holdings Ltd.

      2. The Articles of Incorporation were filed with the Registrar of Corporations as of the 11th day of October, 2000 and amended and restated as of the 7th day of June, 2001.

      3. Article FIRST of the Amended and Restated Articles of Incorporation is hereby amended as follows:

      FIRST.  The name of the corporation shall be General Maritime Corporation.

      4. There being no shareholders of the Corporation, the amendment to the Amended and Restated Articles of Incorporation was authorized by consent of the incorporator of the Corporation in accordance with
         Section 88(3) of the Business Corporations Act.

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      IN WITNESS WHEREOF, I have executed these Articles of Amendment on this
11th day of June, 2001.

                                          /s/ Peter C. Georgiopoulos
                                          ------------------------------------
                                          Peter C. Georgiopoulos
                                          Chairman and Chief Executive Officer